Exhibit 99.1 - News Release – Fourth fiscal quarter ended September 25, 2016.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports fourth quarter earnings

DAVENPORT, Iowa (December 9, 2016) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported earnings(1) of $0.7 million for its fourth fiscal quarter ended September 25, 2016, or one cent per diluted common share. Earnings totaled $10.1 million, or 18 cents per diluted common share, the same quarter a year ago. For the fiscal year, earnings totaled $36.0 million, or 64 cents per diluted common share, compared to $24.3 million, or 43 cents per diluted common share, in the prior year.

Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 14 cents for the quarter, compared to 6 cents the same quarter a year ago. For the fiscal year, adjusted earnings per diluted common share totaled 42 cents in the current year compared to 31 cents in the prior year.

"In 2016, our enterprises ranked among industry leaders in revenue and operating performance," said Kevin Mowbray, president and chief executive officer. "We continued to aggressively transform the business, and as a result, adjusted EBITDA(2) remained strong. We reduced debt by more than $23.1 million in the fourth quarter and $108.7 million in the fiscal year.

"Operating expenses for the 13 weeks ended September 25, 2016 decreased 4.2%. "As a result of our ongoing strategic transformation efforts, September quarter cash costs(2), excluding unusual matters, decreased 4.3% compared to the prior year quarter," he added. "For the fiscal year, cash costs, excluding unusual matters, were down 4.8%, topping guidance we announced earlier this year of 3.75% to 4.0%.

"Total digital revenue, including digital advertising and digital services, totaled $25.9 million for the quarter, up 6.7% compared to a year ago, driven by the strong performance of TownNews.com, digital retail and digital national revenue," Mowbray said. "Mobile advertising revenue, which is included in digital advertising, increased 25.1% in the quarter.

"Subscription revenue increased 2.4% in the quarter through strategic marketing and pricing strategies," he said. "Subscription revenue was virtually flat for the fiscal year, and we expect a strong performance in 2017."

Mowbray also noted the following financial highlights for the quarter and fiscal year:

•	Adjusted EBITDA totaled $37.2 million in the quarter and $153.8 million for the fiscal year.

•	Total operating revenue decreased 5.1% in the quarter and 5.3% for the fiscal year.

•	Total digital revenue, including digital advertising and digital services, exceeded $100 million in fiscal year 2016.

•	Digital advertising revenue increased 4.4% in the quarter and 5.6% in the fiscal year.

•	Digital services revenue, including TownNews.com, increased 22.0% in the quarter and 13.7% in the fiscal year. Digital services revenue in 2016 totaled $14.2 million.

•	Total advertising and marketing services revenue decreased 10.8% in the quarter and 9.4% in the fiscal year.

Chief Financial Officer and Treasurer Ron Mayo noted that fiscal 2016 debt reduction of $108.7 million has significantly reduced interest expense in 2016 and will result in lower interest expense in 2017.

"Interest expense decreased $2.1 million in the fourth quarter and $8.2 million for the fiscal year," he said. "We'll continue to use all available free cash flow to reduce debt in 2017, which we believe will create additional shareholder value. As of September 25, 2016, the principal amount of debt was $617.2 million, a $230.3 million reduction in the last three years.

"In addition, we significantly exceeded our cash cost reduction guidance in 2016, through improved efficiencies in production and other areas," he said. "We will continue to transform our business, and in 2017, and we expect cash costs, excluding unusual matters and on a same property basis, will decrease between 2.5% and 3.5%."

FOURTH QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended September 25, 2016 totaled $148.2 million, a decrease of 5.1% compared with a year ago.

Advertising and marketing services revenue combined decreased 10.8% to $86.8 million, with retail advertising down 10.4%, classified down 13.6% and national down 3.4%. Digital advertising and marketing services revenue on a stand-alone basis increased 4.4% to $22.0 million, and digital retail advertising, which is more than 60% of total digital advertising, grew 7.6% in the quarter. Digital advertising represents 25.3% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $25.9 million for the quarter, up 6.7% compared with a year ago. Our mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted a monthly average of 26.0 million unique visitors in the quarter, growth of 5.1% compared to the same quarter a year ago.

Subscription revenue increased 2.4% in the current year quarter.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.8 million in the 13 weeks ended September 25, 2016. Sunday circulation totaled 1.2 million. Research in our larger markets shows we continue to reach nearly three-quarters of all adults in the market through the combination of digital audience growth and strong print newspaper readership.

Operating expenses for the 13 weeks ended September 25, 2016 decreased 4.2%. Cash costs decreased 5.2%. Compensation decreased 4.2%, primarily as a result of reduced staffing levels offset in part by higher medical claims from our self-insured medical plan. Newsprint and ink expense increased 6.8%, primarily the result of several price increases throughout the fiscal year partially offset by the reduction in newsprint volume. Other operating expenses decreased 5.6%, primarily driven by lower delivery and other print-related costs offset in part by higher costs associated with growing digital revenue.

In the 13 weeks ended September 25, 2016, we recorded a $0.8 million non-cash charge to reduce the carrying values of certain non-amortized intangible assets to fair value. We also recorded $1.6 million pre-tax charges reducing the carrying value of other assets in 2016. Sales of operating assets including the Provo Daily Herald in August 2016, resulted in a net gain of $1.6 million and $0.3 million, in 2016 and 2015, respectively.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $24.2 million in the current year quarter, compared with $26.8 million a year ago.

In the 13 weeks ended September 25, 2016, interest expense decreased 12.1%, or $2.1 million, due to lower debt balances. Due to the fluctuation in the price of our common stock, we recognized non-operating expense of $7.1 million in the current year quarter compared to $6.9 million of non-operating income in the prior year quarter related to the change in fair value of stock warrants issued in connection with our 2014 refinancing. We recognized $1.4 million of debt refinancing and administrative costs in both the current and prior year quarter. The vast majority of the debt refinancing and administrative costs represent amortization of our refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $0.4 million, compared with income of $9.9 million a year ago. Adjusted EBITDA for the quarter was $37.2 million, a 7.1% decline from the prior year.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	September 25 2016		September 27 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	404	0.01	9,881	0.18
Adjustments:
Warrants fair value adjustment	7,115		(6,880)
	7,115	0.13	(6,880)	(0.13)
Income attributable to Lee Enterprises, Incorporated, as adjusted	7,519	0.14	3,001	0.06
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 52 weeks ended September 25, 2016 totaled $614.4 million, a decrease of 5.3% compared with the 52 weeks ended September 27, 2015.

Advertising and marketing services revenue combined decreased 9.4% to $373.5 million, retail advertising decreased 8.8%, classified decreased 13.6% and national decreased 1.4%. Digital advertising and marketing services revenue on a stand-alone basis increased 5.6% to $86.3 million. Mobile advertising revenue increased 19.6%. National digital advertising increased 20.4%. Digital advertising represented 23.1% of total advertising.

Total digital revenue was $100.5 million year-to-date, up 6.6% compared with a year ago.

Subscription revenue was virtually flat in 2016 compared to 2015.

Operating expenses for the 52 weeks ended September 25, 2016 decreased 5.2%. Cash costs decreased 5.1% compared to the same period a year ago. Compensation decreased 3.9% due to a decrease in the average number of full-time equivalent employees of 7.9%, partially offset by higher self-insured medical costs. Newsprint and ink expense decreased 13.7% due to a reduction in newsprint volume and lower prices in the first half of the year. Other operating expenses decreased 4.6%.

In the 52 weeks ended September 25, 2016, we recorded a $0.8 million non-cash charge to reduce the carrying values of certain non-amortized intangible assets to fair value. We also recorded $1.4 million pre-tax charges to reduce the carrying value of other assets in 2016. Sales of operating assets, including the Provo Daily Herald in 2016, resulted in a net gain of $3.1 million in 2016 compared to a net loss of $0.1 million in 2015.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income was $104.0 million in 2016, compared with $109.4 million a year ago.

The change in non-operating income (expense) in the 52 weeks ended September 25, 2016 compared to the 52 weeks ended September 27, 2015 is primarily due to the $30.6 million gain on an insurance settlement. Additionally, interest expense decreased 11.3%, or $8.2 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt. Partially offsetting those expense reductions, we recognized non-operating expense of $7.5 million in the 52 weeks ended September 25, 2016 compared to $6.6 million in non-operating income in the prior year period due to the change in fair value of stock warrants, which fluctuates with the market value of our common stock and $5.9 million of debt financing and administrative costs were expensed in the current year to date period compared to $5.4 million in the prior year to date period. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $35.0 million, compared to income of $23.3 million a year ago.

Adjusted EBITDA for the 52 weeks ended September 25, 2016 was $153.8 million, a 5.8% decrease from the prior year.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			52 Weeks Ended
	September 25 2016		September 27 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	34,961	0.64	23,316	0.43
Adjustments:
Warrants fair value adjustment	7,519		(6,568)
Gain on insurance settlement	(30,646)		—
	(23,127)		(6,568)
Income tax effect of adjustments, net	10,726		—
	(12,401)	(0.23)	(6,568)	(0.12)
Income attributable to Lee Enterprises, Incorporated, as adjusted	22,560	0.42	16,748	0.31

DEBT AND FREE CASH FLOW

Debt was reduced $23.1 million in the quarter and $108.7 million during the fiscal year. As of September 25, 2016 the principal amount of debt was $617.2 million. The principal amount of our debt, net of cash, is 3.9 and 4.4 times our adjusted EBITDA for the past 12 months ended September 25, 2016 and September 27, 2015, respectively.

We expect to continue to use substantially all our free cash flow to reduce debt in fiscal 2017.

At September 25, 2016, including $17.0 million in cash and availability under our revolving facility(3), liquidity totaled $50.3 million compared to $25.1 million of required debt principal payments over the next twelve months.

As previously noted, of the total insurance settlement proceeds of $30.6 million received by the Company in January 2016, $20 million was used to reduce outstanding debt under our 1st Lien Term Loan(3) and a portion of the remaining proceeds was used to repurchase $10 million principal amount of our Notes(3) at a substantial discount.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later.

Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-601-3874 and entering a conference passcode of 548078 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Lee's newspapers have average circulation of 0.8 million daily and 1.2 million Sunday, and estimated to reach over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	Sept 25 2016	Sept 27 2015	Percent Change	Sept 25 2016	Sept 27 2015	Percent Change

Advertising and marketing services:
Retail	54,477	60,797	(10.4)	239,136	262,079	(8.8)
Classified	24,390	28,235	(13.6)	100,582	116,480	(13.6)
National	5,108	5,287	(3.4)	22,114	22,422	(1.4)
Niche publications and other	2,826	2,999	(5.8)	11,631	11,118	4.6
Total advertising and marketing services revenue	86,801	97,318	(10.8)	373,463	412,099	(9.4)
Subscription	49,753	48,570	2.4	194,002	194,474	(0.2)
Digital services	3,969	3,254	22.0	14,240	12,522	13.7
Commercial printing	2,884	3,045	(5.3)	12,269	11,875	3.3
Other	4,771	3,912	22.0	20,390	17,573	16.0
Total operating revenue	148,178	156,099	(5.1)	614,364	648,543	(5.3)
Operating expenses:
Compensation	55,019	57,413	(4.2)	229,752	239,028	(3.9)
Newsprint and ink	6,767	6,335	6.8	26,110	30,263	(13.7)
Other operating expenses	52,394	55,523	(5.6)	218,726	229,165	(4.6)
Workforce adjustments	209	1,396	(85.0)	1,825	3,304	(44.8)
Cash costs	114,389	120,667	(5.2)	476,413	501,760	(5.1)
	33,789	35,432	(4.6)	137,951	146,783	(6.0)
Depreciation	4,316	4,558	(5.3)	17,291	18,418	(6.1)
Amortization	6,373	6,548	(2.7)	26,150	27,145	(3.7)
Loss (gain) on sales of assets, net	(1,573)	(328)	NM	(3,139)	106	NM
Impairment of intangible and other assets	2,382	—	NM	2,185	—	NM
Equity in earnings of associated companies	1,900	2,141	(11.3)	8,533	8,254	3.4
Operating income	24,191	26,795	(9.7)	103,997	109,368	(4.9)
Non-operating income (expense):
Financial income	74	79	(6.3)	400	337	18.7
Interest expense	(15,027)	(17,095)	(12.1)	(64,233)	(72,409)	(11.3)
Debt financing and administrative costs	(1,384)	(1,393)	(0.6)	(5,947)	(5,433)	9.5
Gain on insurance settlement	—	—	NM	30,646	—	NM
Other, net	(7,588)	5,992	NM	(6,668)	6,049	NM
	(23,925)	(12,417)	92.7	(45,802)	(71,456)	(35.9)
Income before income taxes	266	14,378	(98.1)	58,195	37,912	53.5
Income tax expense	(395)	4,244	NM	22,176	13,594	63.1
Net income	661	10,134	(93.5)	36,019	24,318	48.1
Net income attributable to non-controlling interests	(257)	(253)	1.6	(1,058)	(1,002)	5.6
Income attributable to Lee Enterprises, Incorporated	404	9,881	(95.9)	34,961	23,316	49.9

Earnings per common share:
Basic	0.01	0.18	NM	0.66	0.44	47.7
Diluted	0.01	0.18	NM	0.64	0.43	48.8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 25 2016	Sept 27 2015	Sept 25 2016	Sept 27 2015

Net Income	661	10,134	36,019	24,318
Adjusted to exclude
Income tax expense	(395)	4,244	22,176	13,594
Non-operating expenses, net	23,925	12,417	45,802	71,456
Equity in earnings of TNI and MNI	(1,900)	(2,141)	(8,533)	(8,254)
Loss (gain) on sale of assets, net	(1,573)	(328)	(3,139)	106
Impairment of intangible and other assets	2,382	—	2,185	—
Depreciation and amortization	10,689	11,106	43,441	45,563
Workforce adjustments	209	1,396	1,825	3,304
Stock compensation	592	326	2,306	1,971
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,560	2,814	11,705	11,246
Adjusted EBITDA	37,150	39,968	153,787	163,304

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 25 2016	September 27 2015
Cash	16,984	11,134
Debt (Principal Amount):
1st Lien Term Loan	101,304	180,872
Notes	385,000	400,000
2nd Lien Term Loan	130,863	145,000
	617,167	725,872

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
	Sept 25 2016	Sept 27 2015	Percent Change	Sept 25 2016	Sept 27 2015	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	1,299	2,016	(35.6)	7,091	9,707	(26.9)
Newsprint volume (Tonnes)	10,841	12,145	(10.7)	45,467	50,895	(10.7)
Average full-time equivalent employees	3,872	4,195	(7.7)	3,984	4,325	(7.9)
Average common shares - basic (Thousands of Shares)	53,264	53,637	(0.7)	53,198	52,640	1.1
Average common shares - diluted (Thousands of Shares)	55,059	54,515	1.0	54,224	53,931	0.5
Shares outstanding at end of period (Thousands of Shares)				55,771	54,679	2.0

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Earnings and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash Costs are also presented excluding workforce adjustments, which are paid in cash.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.